EMPLOYMENT AGREEMENT

AGREEMENT dated as of June [24], 2011, between Computer Graphics International Inc., a Nevada corporation with its principal place of business located at Room 01B, 02/F, Podium Building, Guodu Golf Garden, North of Xinsha Road, Futian District, Shenzhen, China (the “Company”), and Yongqing Ma, an individual residing at  22 Swift Rd, Whitinsville , MAUSA (the “Executive”).

WHEREAS, the Company desires to engage Executive to serve as its chief financial officer on and subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.  Appointment and Duties

(a)
Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as its chief financial officer during the Term, as hereinafter defined.  In this capacity, she will report to the board of directors and her duties will include the duties normally associated with the chief financial officer of a publicly traded company which is a smaller reporting company, including participation in road shows and investor conference calls and, if requested, attending meetings of the Company’s board of directors and audit committee as a guest.  If requested, she shall also act as the Company’s contact person in dealing with stockholder and investor relations matters and shall perform such other duties, consistent with her position as chief financial officer, as shall be assigned to her by the board of directors or the chief executive officer.

(b)
This Agreement shall have a term (the “Term”) which commenced on April 1, 2011 and will end on Mar 31, 2014 .   Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform her duties diligently, in good faith and in a manner consistent with the best interests of the Company.

2.	Remuneration

(a)
The Company shall pay the Executive base salary of US $84,000 for the first year; base salary of US $100,800 for the second year; and base salary of US $120,960 for the third year, payable in monthly installments of the next midmonth. Executive’s Salary shall be subject to annual review by the compensation committee of the Company’s board of directors.  Any change in the Executive’s base salary and the amount of any such change are within the sole discretion of the compensation committee.

(b)
On each of June 30, 2011, 2012 and 2013, the Company will issue to Executive 40,000 shares (the “Shares”) of its restricted common stock..  In the event of Executive’s resignation or in the event of a termination by the Company of Executive’s employment other than (i) as a result of Executive’s death or Disability or (ii) a termination by the Company which is not a termination for Cause, as defined in Section 3(c) of this Agreement, Executive shall not be entitled to receive any of such Shares to which she is not already entitled at the time of such event.  In the event of a termination of Executive’s employment as a result of her death or Disability or a termination by the Company which is not a termination for Cause, any unissued Shares shall immediately be issued to Executive or her estate.  The certificates for the Shares shall bear the Company’s standard investment legend

(c)
The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of her services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.  Executive understands that the Company will pay coach fare for any overseas travel requested or approved by the Company.

(d)
Bonus. At the end of each calendar year, the compensation committee shall evaluate Executive’s performance for the prior year as well as the results of the Company’s operations for the year, and shall determine whether or not to grant the Executive an annual cash bonus.  The decision whether or not to grant the Executive’s annual cash bonus, and the amount of any such bonus, are within the sole discretion of the compensation committee.

3.	Termination of Employment.

(a)
Death or Resignation.  If the Executive dies or resigns during the Term, this Agreement shall automatically terminate on the date of the Executive’s death or resignation. Subject to Section 3(b) of this Agreement, upon Executive’s death or resignation, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors, except for the obligation to pay the Executive (i) any earned but unpaid base Salary through the Executive’s date of death or resignation, (ii) for any unused accrued vacation, and (iii) any unreimbursed business expenses incurred by the Executive prior to her death or resignation. If the Executive resigns for personal reasons, the Executive must give the Company three months advance notice.

(b)
Disability.  At any time during the Term, the Company may terminate this Agreement and the Executive’s employment with the Company because of the Executive’s “Disability,” by written notice to the Executive.  For purposes of this Agreement, “Disability” shall occur, if at the end of any calendar month during the Term, the Executive, as a result of mental or physical illness or injury, is or has been unable to perform her duties under this Agreement, with or without reasonable accommodation, for a period of 90 consecutive days.  If this Agreement is terminated because of the Executive’s “Disability,” the Company shall, subject to Section 3(b) of this Agreement, have no further obligations or liability to the Executive or her heirs, administrators or Executors, except for the obligation to pay the Executive (i) any earned but unpaid Salary through the date of termination for “Disability,” at the rate then in effect, (ii) for any unused accrued vacation, and (iii) subject to Section 3 herein, for any unreimbursed business expenses incurred by the Executive prior to her last date of employment with the Company.

(c)
Termination For “Cause.”  At any time during the Term, the Company may terminate this Agreement and the Executive’s employment with the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following: (i) the neglect or failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), as determined by compensation committee in its sole discretion; (ii) the engaging by Executive in gross negligence or misconduct which is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or Executive’s reputation or business relationships; (v) Executive’s material failure to comply with, and/or a material violation by Executive of, the internal policies of the Company or any of its affiliates and/or procedures or any laws or regulations applicable to Executive’s conduct as an employee of the Company; (vi) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; (vii) the breach of a covenant set forth in Sections 4 or 5 of this Agreement; or (viii) any other material breach by Executive of this Agreement; provided, however, that, if susceptible of cure, a termination by the Company under Sections 4(c)(i), 4(c)(v) or 4(c)(viii) herein shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating her employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.  If this Agreement and the Executive’s employment is terminated for “Cause,” following the Executive’s last date of employment with the Company, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or Executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive (i) any earned but unpaid base salary through the Executive’s last date of employment, at the rate then in effect, (ii) for any unused accrued and unforfeited vacation, and (iii) subject to Section 4 herein, for any unreimbursed business expenses incurred by the Executive prior to the last date of employment with the Company.

(d)
Termination Without Cause.  The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination, provided that in the event that the Company terminates Executive’s employment without Cause, the Executive shall not be subject to the covenants listed in Section 5 herein.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.  If this Agreement and the Executive’s employment with the Company is terminated without “Cause,” following the Executive’s last date of employment with the Company, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive (i) any earned but unpaid base salary through the Executive’s last date of employment, at the rate then in effect, (ii) for any unused accrued and unforfeited vacation, and (iii) subject to Section 4 herein, for any unreimbursed business expenses incurred by the Executive prior to her last date of employment with the Company.  The Company shall deduct from all payments made hereunder, all applicable taxes and other appropriate deductions.

4.	Trade Secrets and Proprietary Information.

(a)
Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future confidential information.  “Confidential information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage.  Executive agrees that she will not at any time use or disclose to any person any confidential information relating to Company; provided, however, that nothing in this Section 4(a) shall be construed to prohibit Executive from using or disclosing such information if she can demonstrate that such information (i) became public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure or (ii) was disclosure that was authorized by the Company.  The term “Covered Person” shall include the Company, any subsidiaries and affiliates and any other person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b)
In the event that any confidential information is required to be produced by Executive pursuant to legal process (including judicial process or governmental administrative subpoena), Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the confidential information.

(c)
Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Executive’s hard drive or other storage media, she shall, upon the request of the Company, cause either such information to be erased from her computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d)
Executive realizes that any trading in Company’s common stock or other securities or aiding or assisting others in trading in Company’s common stock or other securities, including disclosing any non-public information concerning Company or its affiliates to a person who uses such information in trading in the Company’s common stock or other securities, may constitute a violation of federal and state securities laws.  Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws and shall not disclose any material non-public information except pursuant to a confidentiality agreement approved by the Company’s chief executive officer.

(e)	For the purposes of Sections 4 and 5 of this Agreement, the term “Company” shall include the Company, and any subsidiaries and affiliates which are, directly or indirectly, controlled by the Company.

5.	Covenant Not To Solicit or Compete.

(a)	During the period from the date of this Agreement until one year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:

i.
persuade or attempt to persuade any person which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 5 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or consulting relationship hereunder or during the twelve (12) months preceding the termination of her employment or consulting relationship, as the case may be);

ii.
solicit for herself or any other person other than the Company the business of any person which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of her employment or consulting relationship;

iii.
persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person in any business, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement; provided, however, that nothing in this Section 5 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public company engaged in such activities.

(b)
Executive will not, during or after the Term, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description; provided, however, that this sentence shall not be construed to prohibit Executive from giving factual information required to be given pursuant to legal process.  The Company will not make any disparaging statements concerning Executive.  This Section 5(c) shall not be construed to prohibit the either party from giving factual information concerning the other party in response to inquiries that such party believes are bona fide.

(c)
The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 4 and 5 of this Agreement are a condition of her employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(d)
Nothing in this Section 5 shall be construed to prohibit Executive from owning a passive, non-management interest of less than 5% in any public company that is engaged in activities prohibited by this Section 5.

6.	Injunctive Relief.

Executive agrees that her violation or threatened violation of any of the provisions of Sections 4 or 5 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 6 shall not affect or limit, and the injunctive relief provided in this Section 6 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. The provisions of Sections 4, 5, and 6 of this Agreement shall survive any termination of this Agreement and Executive’s employment relationship pursuant to this Agreement.

7.	Dispute Resolution.

The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with the Company shall be resolved exclusively through final and binding arbitration in New York City under the rule then obtaining of the American Arbitration Association.  Executive acknowledges that the purpose and effect of this Section 7 is solely to elect private arbitration in lieu of any judicial proceeding she might otherwise have available to her in the event of an employment-related dispute between her and the Company, and shall not affect or impair Executive’s rights under any applicable United States federal, state or local law relating to employment and employment-related matters.  Executive hereby waives her right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that her exclusive procedure to redress any employment-related claims will be arbitration.

The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s articles of incorporation, by-laws and applicable law.

8.	Representations by the Parties.

(a)
Executive represents, warrants, covenants and agrees that she has a right to enter into this Agreement, that she is not a party to any agreement or understanding, oral or written, which would prohibit performance of her obligations under this Agreement, and that she will not use in the performance of her obligations hereunder any proprietary information of any other party which she is legally prohibited from using.

(b)
Executive represents and agrees that she is accepting the Shares being issued to her pursuant to this Agreement for her own account and not with a view to or for sale of distribution thereof.  Executive understands that the securities are restricted securities and she understands the meaning of the term “restricted securities.”  Executive further represents that she was not solicited by publication of any advertisement in connection with the receipt of the Shares and that she has consulted tax counsel as needed regarding the Shares.

(c)	Executive further represents that, during the past five years:

i.
No petition has been filed under the federal bankruptcy laws or any state insolvency law by or against, or a receiver, fiscal agent or similar officer has been appointed by a court for your business or property, or any partnership in which Executive was a general partner at or within two years before the time of such filing, or any corporation or business association of which Executive was an executive officer at or within two years before the time of such filing;

ii.	Executive has not been convicted in a criminal proceeding and is not the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

iii.	Executive has not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated.

iv.
Executive has not been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

v.
Executive has not been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(d)	The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

9.	Miscellaneous.

(a)
Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, e-mail or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 9(a), to the parties at their respective addresses set forth at the beginning of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the person, address or telecopier number to which notice is to be sent.

(b)	This agreement shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such state, without regard to principles of conflicts of laws.

(c)
If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 5 of this Agreement, so that it complies with applicable law.

(d)
This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)
No party shall have the right to assign or transfer any of its or her rights hereunder except that the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(f)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(g)	The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(h)
This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

10.    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SIGNATURE FOLLOWS

COMPUTER GRAPHICS INTERNATIONAL INC.

/s/ Jing Wang
By: Jing Wang
Title: Chief Executive Officer

EXECUTIVE

/s/ Yongqing Ma
Yongqing Ma